                                                                  EXHIBIT 10.11


                              STANDARD OFFICE LEASE


                                    BETWEEN


                             WESTLAKE GARDENS, LLC,
                     a California limited liability company


                                  AS LANDLORD


                                      AND


                                 NETZERO, INC.,
                            a California corporation



                                   AS TENANT





                               SUITES 200 and 300

                               2555 Townsgate Road
                          Westlake Village, California

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE 1 - BASIC LEASE PROVISIONS.........................................   1

ARTICLE 2 - TERM...........................................................   3

ARTICLE 3 - RENTAL ........................................................   3
           (a)        Basic Rental.........................................   3
           (b)        Increase in Direct Costs.............................   3
           (c)        Definitions..........................................   4
           (d)        Determination of Payment.............................   7

ARTICLE 4 - Security Deposit...............................................   8

ARTICLE 5 - HOLDING OVER...................................................  10

ARTICLE 6 - PERSONAL PROPERTY TAXES........................................  10

ARTICLE 7 - USE............................................................  11

ARTICLE 8 - CONDITION OF PREMISES..........................................  11

ARTICLE 9 - REPAIRS AND ALTERATIONS........................................  12

ARTICLE 10 - LIENS.........................................................  14

ARTICLE 11 - PROJECT SERVICES..............................................  14

ARTICLE 12 - RIGHTS OF LANDLORD............................................  16

ARTICLE 13 - INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY...............  16
           (a)        Indemnity by Tenant. ................................  16
           (b)        Indemnity by Landlord................................  16
           (c)        Exemption of Landlord from Liability.................  16

ARTICLE 14 - INSURANCE.....................................................  17
           (a)        Tenant's Insurance...................................  17
           (b)        Form of Policies.....................................  17
           (c)        Landlord's Insurance.................................  17
           (d)        Waiver of Subrogation................................  18
           (e)        Compliance with Law..................................  18

ARTICLE 15 - ASSIGNMENT AND SUBLETTING.....................................  18

ARTICLE 16 - DAMAGE OR DESTRUCTION.........................................  20

ARTICLE 17 - SUBORDINATION.................................................  21

ARTICLE 18 - EMINENT DOMAIN................................................  22

ARTICLE 19 - DEFAULT.......................................................  22

ARTICLE 20 - REMEDIES......................................................  23

ARTICLE 21 - TRANSFER OF LANDLORD'S INTEREST...............................  24

                                                                            Page
ARTICLE 22 - BROKER........................................................   25

ARTICLE 23 - PARKING.......................................................   25

ARTICLE 24 - WAIVER........................................................   25

ARTICLE 25 - ESTOPPEL CERTIFICATE..........................................   26

ARTICLE 26 - LIABILITY OF LANDLORD.........................................   26

ARTICLE 27 - INABILITY TO PERFORM..........................................   26

ARTICLE 28 - HAZARDOUS WASTE...............................................   26

ARTICLE 29 - SURRENDER OF PREMISES; REMOVAL OF PROPERTY....................   28

ARTICLE 30 - MISCELLANEOUS.................................................   29
           (a)        Severability; Entire Agreement.......................   29
           (b)        Attorneys' Fees; Waiver of Jury Trial................   29
           (c)        Time of Essence......................................   29
           (d)        Headings; Joint and Several..........................   29
           (e)        Reserved Area........................................   29
           (f)        No Option............................................   30
           (g)        Use of Project Name; Improvements....................   30
           (h)        Rules and Regulations................................   30
           (i)        Quiet Possession.....................................   30
           (j)        Rent.................................................   30
           (k)        Successors and Assigns...............................   30
           (l)        Notices..............................................   30
           (m)        Persistent Delinquencies.............................   31
           (n)        Right of Landlord to Perform.........................   31
           (o)        Access, Changes in Project, Facilities, Name.........   31
           (p)        Signing Authority....................................   31
           (q)        Intentionally Omitted.  .............................   32
           (r)        Intentionally Omitted................................   32
           (s)        Survival of Obligations..............................   32
           (t)        Confidentiality......................................   32
           (u)        Governing Law........................................   32
           (v)        Exhibits and Addendum................................   32

ARTICLE 31 - OPTION TO EXTEND..............................................   32
           (a)        Option Right.........................................   32
           (b)        Option Rent..........................................   32
           (c)        Exercise of Options..................................   33
           (d)        Determination of Market Rent.........................   33

ARTICLE 32 - Right of First Offer..........................................   34

ARTICLE 33 - Must Take Space...............................................   35

ARTICLE 34 - Top of Building Signage.......................................   35

ARTICLE 35 - GENERATOR.....................................................   36

ARTICLE 36 - TERMINATION OPTION............................................   36

EXHIBIT "A" PREMISES.......................................................    1

                                                                            Page
EXHIBIT "B" RULES AND REGULATIONS...........................................   1

EXHIBIT "C" NOTICE OF LEASE TERM DATES AND TENANT'S PERCENTAGE..............   1

EXHIBIT "D" TENANT WORK LETTER..............................................   1

EXHIBIT "E" CERTIFIED COPY OF  BOARD OF DIRECTORS RESOLUTIONS OF............   1

EXHIBIT "F" LETTER OF CREDIT................................................   1

EXHIBIT "G" EXTERIOR SIGNS..................................................   1

EXHIBIT "H" SUPERIOR RIGHTS.................................................   1

                              STANDARD OFFICE LEASE

                  This Standard Office Lease ("Lease") is made and entered into as of this 6th day of March, 1999, by and between WESTLAKE GARDENS, LLC, a California limited liability company ("Landlord"), and NETZERO, INC., a California corporation (the "Tenant").

                  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as (i) Suite 200 (containing 4,000 rentable square feet), (ii) Suite 300 (containing 13,114 rentable square feet), and (iii) after the Must Take Commencement Date (as defined in Article 33 below), the Must Take Space (defined in Article 33 below), as such premises are designated on the plan attached hereto and incorporated herein as Exhibit "A" (collectively, "Premises") of the project ("Project") whose address is 2555 Townsgate Road, Westlake Village, California for the term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1 - BASIC LEASE PROVISIONS:
-----------------------------------

A.  Term:      Commencement Date: The earlier of (i) the date Tenant first commences to conduct business in the
                                  Premises, or (ii) the date of substantial completion (as defined in the Tenant Work Letter attached hereto as Exhibit "D") of the tenant improvements to be constructed by Landlord in the Premises pursuant to the Work Letter Agreement. Upon Tenant's occupancy of the Premises, Landlord and Tenant agree to execute and deliver a Commencement Letter in a form substantially similar to that attached hereto as Exhibit "C".

               Expiration Date:   The date immediately preceding the seventh
                                  (7th) anniversary of the Commencement
                                  Date; provided, however, that if the
                                  Commencement Date is a date other than
                                  the first day of a month, the Expiration
                                  Date shall be the last day of the month
                                  which is eighty-four (84) months after the month in which the Commencement Date falls, unless extended or earlier terminated pursuant to this Lease.

B.  Square Footage:               Landlord and Tenant agree that the
                                  Premises initially contains 17,114 rentable square feet; after the Must Take
                                  Commencement Date, the Premises shall
                                  contain 30,162 rentable square feet. Such square footage is hereby stipulated by the parties to be true and correct.

C.       Basic Rental:


                                                                     MONTHLY BASIC RENTAL A
       LEASE MONTHS                  MONTHLY BASIC RENTAL             RENTABLE SQUARE FOOT
       ------------                  --------------------            ----------------------
    Period from Month 1                   $29,949.50                          $1.75
    until day immediately
    preceding Must Take
    Commencement Date

        Must Take                         $52,783.50                          $1.75
    Commencement Date -
         Month 9

       Months 10-48                       $63,943.44                          $2.12

       Months 49-60                       $66,356.40                          $2.20

       Months 61-84                       $69,372.60                          $2.30


D.  Base Year:                      Calendar Year 1999

E.  Tenant's Proportionate Share:   34.48% prior to the Must Take
                                    Commencement Date and 60.76% after the
                                    Must Take Commencement Date (based
                                    upon the rentable square footage of the
                                    Premises divided by the rentable square
                                    footage of the Project)

F.  Security Deposit:               $52,783.50 plus a letter of credit in
                                    accordance with Article 4 below.

G.  Permitted Use:                  General office use.

H.  Broker:                         Grubb & Ellis Company and Westcord
                                    Commercial Real Estate Services

I.  Parking Passes:                 Tenant shall have the right to lease, free
                                    of charge, up to sixty-nine (69) unreserved parking passes prior to the Must Take
                                    Commencement Date and one-hundred
                                    twenty-one (121) unreserved parking passes thereafter, and six (6) reserved parking spaces (in locations designated by
                                    Landlord) in accordance with the provisions set forth in Article 23 of this Lease.
                                    Additionally, Landlord agrees to designate up to six (6) parking spaces in the parking lot serving the Project as "thirty (30) minute customer only" parking for customers of all of the tenants of the Project.

J.  First Month's Rent:             The first full month's rent of
                                    $29,949.50 shall be due and payable by
                                    Tenant to Landlord upon Tenant's
                                    execution of this Lease.

ARTICLE 2 - TERM
----------------

         The term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions, and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve
(12) month period during the Lease term, with the first Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first day of a calendar month, the first Lease Year shall end on the last day of the eleventh (11th) month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first day of the next calendar month, and (b) the last Lease Year shall end on the Expiration Date. Notwithstanding anything to the contrary contained herein, if the substantial completion of the Tenant Improvements to be performed by Landlord pursuant to the Work Letter Agreement attached hereto as Exhibit "D" has not occurred on or before August 1, 1999 (the "Deadline Date"), Tenant shall have the right to terminate this Lease by notifying Landlord in writing of such election at any time prior to said substantial completion. In the event of any such termination, neither party shall have any further rights, obligations or liabilities hereunder from and after the effective date of such termination and Landlord shall promptly return any monies paid by Tenant, including, without limitation, the anticipated first month's rent and the security deposit to Tenant. The Deadline Date shall be extended for any delays in the substantial completion of the Tenant Improvements caused by a Tenant Delay (defined in the Work Letter Agreement), force majeure event or governmental delay, provided that in no event shall any force majeure event or governmental delay extend the Deadline Date by more than ninety (90) days.

ARTICLE 3 - RENTAL
------------------

         (a) BASIC RENTAL. Commencing on the Commencement Date and continuing throughout the balance of the Term, Tenant agrees to pay to Landlord, at Landlord's office, or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the initial monthly and annual sums as set forth in Article 1.C of the Basic Lease Provisions, payable in advance on the first day of each calendar month, without demand, setoff or deduction (except as otherwise specifically provided herein), and in the event the Commencement Date or the Expiration Date of this Lease occurs other than on the first day or last day of a calendar month, the rent for such month shall be prorated. Notwithstanding the foregoing, the first full month's rent shall be paid to Landlord in accordance with Article 1.J. of the Basic Lease Provisions.

         (b) INCREASE IN DIRECT COSTS. The term "Base Year" means the calendar year set forth in Article 1.D. of the Basic Lease Provisions. If, in any calendar year during the term of this Lease, the Direct Costs (as hereinafter defined) paid or incurred by Landlord shall be higher than the Direct Costs for the Base Year, Tenant shall pay an additional sum for such and each subsequent calendar year equal to the product of Tenant's Proportionate Share (as defined in Article 1.E of the Basic Lease Provisions) multiplied by such increased amount of Direct Costs. In the event either the Premises and/or the Project is expanded or reduced, then Tenant's Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant's Proportionate Share for such year shall be determined on the basis of the number of days during that particular calendar year that such Tenant's proportionate share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty-five (365). Any and all amounts due and payable by Tenant pursuant to Articles 3(b), (c) and (d) hereof shall be deemed "Additional Rent", and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in Monthly Basic Rental payments.

     (c) DEFINITIONS. As used herein the term "Direct Costs" shall mean the sum of the following:

                  (i) "Tax Costs", which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively, "Real Property") or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord's reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof (but only up to the actual amount of savings, amortized on a straight-line basis over the Lease Term); provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including, but not limited to, any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, or (c) a license fee measured by the rent payable under this Lease, then all such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term "Direct Costs". In addition, when calculating Tax Costs for the Base Year, special assessments shall only be deemed included in Tax Costs for the Base Year to the extent that such special assessments are included in Tax Costs for the applicable subsequent calendar year during the Term. There shall be included in Tax Costs with respect to any calendar year only the amount currently payable on any bonds or assessments, including interest for such calendar year or the current annual installment for such calendar year, and such sum shall be paid in the maximum number of installments allowed. Notwithstanding anything to the contrary contained herein, Tax Costs for the Base Year and all subsequent calendar years shall be calculated on a fully-assessed basis.

                  (ii) PROPOSITION 13 PROTECTION. Despite any other provision of this Lease, if any sale, refinancing, or change in ownership of the Project is consummated and, as a result, all or part of the Project is reassessed ("Reassessment") for real estate tax purposes by the appropriate government authority under the terms of Proposition 13 (as adopted by the voters of the State of California in the June 1978 election), the terms of this Paragraph 3(c)(ii) shall apply.

                    I. For purposes of this Paragraph 3(c)(ii), the term "Tax Increase" shall mean that portion of the Tax Costs, as calculated immediately following the Reassessment, that is attributable solely to the Reassessment. Accordingly, a Tax Increase shall not include any portion of the Tax Costs, as calculated immediately following the Reassessment, that is:

                       (1) Attributable to the initial assessment of the value of the Project, the base, shell and core of the Project, or the tenant improvements located in the Project;

                       (2) Attributable to assessments pending immediately before the Reassessment, but not otherwise excludable, that were conducted during, and included in, that Reassessment or that were otherwise rendered unnecessary following the Reassessment;

                       (3) Attributable to the annual inflationary increase in real estate taxes; or

                       (4) Part of Tax Costs incurred or considered to be incurred during the applicable Base Year as determined under this Lease.

          II. Tenant shall not be obligated to pay a portion of the Tax Increase relating to a Reassessment of the Project in accordance with the following schedule:


       DATE OF REASSESSMENT EVENT                PERCENT OF TAX INCREASE WHICH
       --------------------------                TENANT IS PROTECTED AGAINST DUE
                                                 TO REASSESSMENT EVENT
                                                 -------------------------------
       Months   1 - 12                                       100%
       Months   13 - 24                                       80%
       Months   25 - 36                                       60%
       Months   37 - 48                                       40%
       Months   49 - 60                                       20%
       Months   61 - Expiration Date                           0%

          III. The amount of Tax Costs that Tenant is not obligated to pay or shall not be obligated to pay during the Term in connection with a particular Reassessment under the terms of this Paragraph 3(c)(ii) shall be referred to as the Proposition 13 Protection Amount. If a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to that Reassessment may be reasonably quantified or estimated for each Lease Year beginning with the Lease Year in which the Reassessment will occur, the terms of this Paragraph 3(c)(ii) shall apply to each such Reassessment. On notice to Tenant, Landlord shall have the right to purchase the entire Proposition 13 Protection Amount relating to the applicable Reassessment (Applicable Reassessment), at any time during the Term, by paying to Tenant an amount equal to the Proposition 13 Purchase Price, as defined below, as long as the right of any successor of Landlord to exercise its right of repurchase under this Lease shall not apply to any Reassessment that results from the event under which that successor became Landlord under this Lease. As used in this Lease, the term "Proposition 13 Purchase Price" shall mean the present value of the Proposition 13 Protection Amount remaining during the Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. The present value shall be calculated by:

               (1) Using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of that Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year) as the amounts to be discounted; and

               (2) Using discount rates for each amount to be discounted equal to:

                   (A) The average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, using the rates in effect as of Landlord's exercise of its right to purchase, as set forth in this Paragraph 3(c)(ii); plus

                   (B) two percent (2%) per annum.

On payment of the Proposition 13 Purchase Price, subparagraph (II) of this Paragraph 3(c)(ii) shall not apply to any Taxes attributable to the Applicable Reassessment. Because Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, an adjustment shall be made when a Reassessment occurs. If Landlord has underestimated the Proposition 13 Purchase Price, Landlord shall, on notice to Tenant, credit Tenant's Rent next due with the amount of that underestimation (and Landlord's successor in interest shall be bound by any such underestimation). If Landlord has overestimated the Proposition 13 Purchase Price, Landlord shall, on notice to Tenant, increase Tenant's Rent next due by the amount of the overestimation.

                  (iii) "Operating Costs", which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the intrabuilding network cable, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project, including, but not limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers' compensation, uniforms and dry cleaning thereof for all persons who perform duties on a full-time basis (or, if on a part-time basis, prorated to reflect the percentage of time actually devoted to the Project) connected with the operation, maintenance and repair of the Project, its equipment, the intrabuilding network cable and the adjacent walks and landscaped areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning, window washing, hired services, a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, accountant's fees incurred in the preparation of rent adjustment statements, legal fees (excluding fees incurred in connection with negotiation and enforcement of leases), real estate tax consulting fees (but only up to the actual amount of savings, amortized on a straight-line basis over the Lease Term), personal property taxes on property used in the maintenance and operation of the Project, capital expenditures incurred to effect economies of operation (but only to the extent of the actual amount of savings, amortized on a straight-line basis over the useful life of such capital improvement) and capital expenditures required by government regulations, laws, or ordinances, including, but not limited to the American with Disabilities Act not in effect as of the date of this Lease (amortized on a straight-line basis over the useful life of such capital improvement); the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon (except to the extent that such costs are billed directly to any other tenant of the Project); the cost of all charges for fire and extended coverage, liability and all other insurance for the Project carried by Landlord (excluding earthquake coverage, except to the extent earthquake insurance is carried in the Base Year); the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees (except to the extent that such costs are billed directly to any other tenant of the Project); a commercially reasonable property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); and license, permit and inspection fees relating to the Project (excluding such fees paid in connection with the construction of other tenant's premises). Notwithstanding the foregoing, the following shall not be included in the calculation of Direct Costs: all costs associated with the operation of the business of the entity which constitutes "Landlord" (as distinguished from the costs of building operations) including, but not limited to, Landlord's general corporate overhead and general administrative expenses); costs incurred by Landlord in connection with the correction of defects in design and construction of the Project; leasing commissions; attorneys' fees and other costs relating to negotiations and disputes with tenants and prospective tenants; costs relating to improvements, services, common areas and other items that exclusively or primarily benefit tenants other than Tenant (and which are not offered to Tenant); depreciation; costs resulting from violations by Landlord and/or other tenants of laws (including, but not limited to, laws relating to the storage and handling of Hazardous Materials), leases and other contracts; interest, amortization, fees and charges relating to indebtedness; ground rent; employee and other costs relating to Landlord concessions; rents and other leasing costs for capital items (other than (i) capital items which are expressly included in Operating Costs, and (ii) equipment not affixed to the Project that is used for janitorial or similar services, but only to the extent savings in Operating Costs are reasonably anticipated as a result of said expenditure); losses covered by insurance, to the extent of actual proceeds received; advertising and promotional costs (other than expenses incurred for the benefit of existing tenants of the Project generally and unrelated to leasing); costs relating to the correction of law violations existing prior to the execution of this Lease; franchise taxes, taxes imposed on (or measured by) Landlord's income and other non-real estate taxes; costs resulting from additions to the Project following the execution of this Lease (except to the extent that there is a reasonably proportional corresponding increase in the rentable square footage in the Project), costs paid or required to be paid by other tenants (other than as an Operating Cost pass-through item); overhead or profits paid to subsidiaries or affiliates of

Landlord, or to any party as a result of a non-competitive selection process, for management or other services, supplies or other materials, to the extent that the costs of such exceed the costs that would have been paid on a competitive basis; any cost or expense related to the removal, cleaning, abatement or remediation of Hazardous Materials (as defined below); any costs, dues or contributions for political, charitable, industry associations or similar organizations; any acquisition costs for sculptures, paintings or other objects of fine art or the display of such items; and the cost of any new categories of services provided subsequent to the Base Year which (I) were not provided by Landlord during the Base Year as a result of the newly constructed nature of the Project, and (II) were being provided at comparable buildings during the Base Year. Operating Costs relating to periods that fall partly within and partly without any Lease Year and/or the Lease Term shall be reasonably allocated. In the event, during any calendar year (including the Base
Year), the Project is less than ninety-five percent (95%) occupied at all times, the Operating Costs shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted. Such adjustment shall be made by Landlord by increasing those costs included in the Operating Costs which according to industry practice vary based upon the level of occupancy of the Project. Any warranties in the Base Year and all subsequent calendar years shall be accounted for as if such service was paid for and provided. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be permitted to charge or collect more than the actual Operating Costs incurred in any calendar year.

         (d)      DETERMINATION OF PAYMENT.

                  (i) If for any calendar year ending or commencing within the Term, Tenant's Proportionate Share of Direct Costs for such calendar year exceeds Tenant's Proportionate Share of Direct Costs for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and
(iii), below, and as additional rent, an amount equal to the excess (the "Excess").

                  (ii) Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") on or before March 1 of each calendar year which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Costs for the then-current calendar year shall be and the estimated Excess (the "Estimated Excess") as calculated by comparing Tenant's Proportionate Share of Direct Costs for such calendar year, which shall be based upon the Estimate, to Tenant's Proportionate Share of Direct Costs for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 3. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current calendar year, Tenant shall pay, beginning with its next installment of Monthly Basic Rental due, a fraction of the Estimated Excess for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12th) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

                  (iii) In addition, Landlord shall endeavor to give to Tenant on or before the first day of April (but in no event later than the first day of September) following the end of each calendar year, a statement (the "Statement") which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount, if any, of the Excess. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Excess are less than the actual Excess as specified on the Statement, Tenant shall pay, with its next installment of Monthly Basic Rental due, the full amount of the Excess for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Excess. If, however, the Statement indicates that amounts paid by Tenant as Estimated Excess are greater than the actual Excess as specified on the Statement, such overpayment shall be credited against Tenant's next installments of Monthly Basic Rent. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this
Article 3. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, if an Excess is present, Tenant shall pay to Landlord within thirty (30) days an amount as calculated pursuant to the provisions of this Article 3(d), and if Tenant has overpaid during such calendar year, Landlord shall pay to Tenant within thirty
(30) days the amount of such overpayment. The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term.

                  (iv) Within two hundred seventy (270) days after receipt of a Statement by Tenant ("Review Period"), if Tenant disputes the amount set forth in the Statement, Tenant's employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord's records at Landlord's offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord's records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord's records one (1) time during any twelve (12) month period. Tenant's failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but not later than thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made by Tenant's certified public accountant, at Tenant's expense. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by Tenant's accountant (or pursuant to the terms set forth below if Landlord disagrees with Tenant's accountant's determination) proves that the Direct Costs set forth in the Statement were overstated by more than three percent (3%) then the cost of Tenant's accountant and the cost of such certification shall be paid for by Landlord. If such certification ultimately proves that the Direct Costs set forth in the Statement were overstated by less than 3%, then the cost of Landlord's accountant and the cost of such certification shall be paid by Tenant. In the event Landlord disagrees with Tenant's determination, Landlord shall engage an independent certified public accountant to make a determination of the proper amount. In the event the determination made by the accountant selected by Landlord and the amount described in Tenant's certification are within ten percent (10%) of each other, then the average of the two figures shall be used; if such figures are greater than ten percent (10%) of each other, the parties shall mutually select a third certified public accountant to make a determination (whose determination shall be binding on both parties). Within thirty (30) days following the final determination of any disputed amounts, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to this paragraph.

                  (v) If the Project is a part of a multi-building development, those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such development on an equitable basis.

ARTICLE 4 - SECURITY DEPOSIT
----------------------------

         Upon execution hereof, Tenant shall deposit with Landlord the sum set forth in Article 1.F. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant breaches any provision of this Lease, including but not limited to the payment of rent, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of said deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount. Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord's general funds, but Landlord may commingle the security deposit with its general funds, and Tenant shall not be entitled to interest on such deposit. At the expiration of the Lease term, and provided there exists no default by Tenant hereunder, the security deposit, or any balance thereof shall be returned to Tenant (or, at Tenant's written request, to Tenant's assignee), provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit (i) an amount reasonably estimated by Landlord to cover potential Direct Cost reconciliation payments due with respect to the calendar year in which this Lease terminates or expires (such amount so retained shall not, in any event, exceed ten percent (10%) of estimated Excess payments due from Tenant for such calendar year through the date of expiration or earlier termination of this Lease and any amounts so retained and not applied to such reconciliation shall be returned to Tenant within thirty (30) days after Landlord's delivery of the Statement for such calendar year), (ii) any and all amounts reasonably estimated by Landlord to cover the anticipated costs to be incurred by Landlord to remove any signage provided to Tenant under this Lease and to repair any damage caused by such removal (in which case any excess amount so retained by Landlord shall be returned to Tenant within thirty (30) days after such removal and repair), and (iii) any and all amounts permitted by law or this Article 4. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 4 above.

         In addition to the cash security deposit referenced in Article 1.F. of the Basic Lease Provisions, concurrently with the execution of this Lease by Tenant, Tenant shall deliver to Landlord an additional security deposit in the form of an irrevocable standby letter of credit in favor of Landlord in an amount equal to $793,960.00 (the "Letter of Credit"). The Letter of Credit shall be (i) from Silicon Valley Bank, (ii) in the form and content of that attached hereto as Exhibit "F" (or on a different form which is reasonably acceptable to Landlord), and (iii) subject to the conditions stated in this paragraph. The Letter of Credit shall have a term of at least 12 months and be automatically renewed (or a reasonably satisfactory replacement Letter of Credit from Silicon Valley Bank or another bank reasonably acceptable to Landlord shall be in place in strict accordance with the terms hereof) at least thirty (30) days prior to expiration of each 12 month period for additional periods of 12 months each until the 30th day following the expiration of the Term. The Letter of Credit shall be held by Landlord as additional security for the full and faithful performance by Tenant of the terms, covenants and conditions of this Lease during the Term. Provided that Tenant is not in default under this Lease, after all applicable notice and cure periods, the amount of the Letter of Credit shall be reduced annually on the anniversary of the Commencement Date by the greater of (i) 14% of the original amount of the Letter of Credit, or (ii) provided that Tenant evidences to Landlord's reasonable satisfaction (based upon Landlord's review of Tenants audited financial statements) that Tenant's business operations from the Premises returned a net profit to Tenant during the immediately preceding twelve (12) month period, twenty percent (20%) of the original amount of the Letter of Credit.

         In addition to the foregoing, (i) if Tenant becomes a publicly traded company on a nationally recognized stock exchange with a market capitalization in excess of $50,000,000 for no less than two (2) consecutive months, or (ii) if Tenant evidences to Landlord's reasonable satisfaction that Tenant has received at least $50,000,000 in a private equity investment from a third party investor (either of the events identified in subparagraphs (i) and (ii) to be referred to as an "LC Reduction Event"), then the outstanding amount of the Letter of Credit shall be reduced by 50% on or before the date which is three (3) months after the LC Reduction Event.

         If Tenant breaches any of the terms or conditions of this Lease, beyond the expiration of all applicable notice and cure periods, or if Tenant has filed a voluntary petition under the United States Bankruptcy Code, or Tenant's creditors have filed an involuntary petition under the United States Bankruptcy Code, then Landlord may draw upon all or a portion of the Letter of Credit for the payment of the required amount of any sum in default, and for the payment of any amount that Landlord may spend or may become obligated to spend by reason of Tenant's default, and to compensate Landlord for any other loss or damage that Landlord suffers by reason of Tenant's default to the extent Landlord is entitled to compensation therefor pursuant to the terms of this Lease (any amount of the Letter of Credit which is drawn upon by Landlord in accordance with the provisions hereof, but is not used or applied in accordance with the terms of this Lease, shall be deemed a part of the Security Deposit). The use, application or retention of the Letter of Credit, or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Security Deposit, including the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

ARTICLE 5 - HOLDING OVER
------------------------

         Should Tenant, without Landlord's written consent, hold over after termination of this Lease, Tenant shall become a tenant from month-to-month, only upon each and all of the terms herein provided as may be applicable to a month-to-month tenancy, and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly rent at (a) one hundred twenty-five percent (125%) for the first month of the holdover period and (b) one hundred fifty percent (150%) for each month thereafter, of the rate in effect for the last month of the term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder, including, but not limited to, Tenant's Proportionate Share of any Excess. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from all costs after 30 days of holding over, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorneys' fees.

ARTICLE 6 - PERSONAL PROPERTY TAXES
-----------------------------------

         Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant's trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of the Tenant Improvement Allowance (as defined in the Work Letter Agreement attached hereto as Exhibit "D") and, as a result, real property taxes for the Project are increased, Tenant shall pay to Landlord its share of such taxes on the later of
(i) thirty (30) days prior to the delinquency date of such taxes, or (ii) twenty
(20) days following Tenant's receipt from Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's property or improvements above the value of the Tenant Improvement Allowance. Tenant shall assume and pay to Landlord at the time of paying Basic Rental any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be imposed on or on account of letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of "Tax Costs."

ARTICLE 7 - USE
---------------

         Tenant shall use and occupy the Premises only for the use set forth in
Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which Landlord consent may be given or withheld in Landlord's reasonable discretion, and Tenant agrees that it will use the Premises in such a manner so as not to interfere with or infringe upon the rights of other tenants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project excluding structural changes to the Project or the Premises not related to Tenant's particular use of the Premises, and (ii) improvements installed or constructed in the Premises by or for the sole benefit of Tenant (other than the Tenant Improvements described in the Tenant Work Letter attached hereto as Exhibit "D"). Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any fire and extended coverage insurance policy covering the Project and/or the property located therein, and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters. Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant's failure to comply with the provisions of this Article.

ARTICLE 8 - CONDITION OF PREMISES
---------------------------------

         Subject to Landlord's construction of the Tenant Improvements as provided in Exhibit "D" and any latent defects, Tenant hereby agrees that the Premises shall be taken "as is", "with all faults", "without any representations or warranties", except for minor punch-list items, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant's purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant's business, and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in an "as is" condition. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit "D" and made a part hereof. Tenant hereby waives Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.

         Landlord reserves the right from time to time: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, appurtenant fixtures, and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the Common Areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise, and (iii) to comply with any federal, state or local law, rule or order with respect thereto or the regulation thereof not currently in effect. Landlord shall provide Tenant with commercially reasonable prior notice and shall perform any such work with the least inconvenience to Tenant as reasonably possible, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same, or otherwise make claim against Landlord for interruption or interference with Tenant's business and/or operations; provided, however, in the event such interruption or interference materially and adversely interferes with the operation of Tenant's business in the Premises for more than five (5) consecutive business days, then the Basic Rental shall be equitably abated from and after such fifth (5th) business day during the continuance of such interruption or interference.

ARTICLE 9 - REPAIRS AND ALTERATIONS
-----------------------------------

         (a) Landlord shall maintain the structural portions of the Project including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas and shall also maintain and repair the basic mechanical, electrical, lifesafety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems. Except as expressly provided as Landlord's obligation in this Article 9, Tenant shall keep the Premises in good condition and repair, reasonable wear and tear and casualty excepted. All damage or injury to the Premises or the Project not covered by Landlord's insurance (unless such lack of coverage results from Landlord's failure to maintain the insurance it is required to maintain under this Lease) resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises shall be promptly repaired by Tenant, at its sole cost and expense, to the reasonable satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant's receipt of written notice and the reasonable opportunity of Tenant to commence making said repair within five (5) business days from receipt of said written notice, (with supporting documentation), and charge Tenant for the cost thereof, which cost shall be paid by Tenant within five (5) days from invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises installed at Tenant's request. Except as otherwise set forth in Article 9(b) below, Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent. Tenant shall make no alterations, changes or additions in or to the Premises (collectively, "Alterations") without Landlord's prior written consent, and then only by contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the finish work in the Premises, not including any changes affecting the Project structure, appearance, or systems and equipment, provided (i) at least ten (10) days prior written notice of such changes is provided to Landlord, and (ii) the cost of such changes does not exceed $30,000 in any one instance or $60,000 over any 12-month period. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby indemnifies, defends and agrees to hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations. If permitted Alterations are made, they shall be made at Tenant's sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant, given concurrently with Landlord's initial consent to the proposed Alterations, require Tenant at Tenant's expense to remove all partitions, counters, railings and other Alterations installed by Tenant, and to repair any damages to the Premises caused by such removal. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant's plans, specifications, improvements, alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9 which Landlord performs on Tenant's behalf, Landlord shall be entitled to receive an administrative/supervision fee of three percent (3%) of the total costs of said repairs, Alterations or other work, provided that there shall be no such supervision fee in those instances where Tenant or its agents or representatives, rather than Landlord, are performing the requisite repair, Alteration or other work, and such repair, Alteration or other work does not affect the structure of the Project or any of the mechanical, electrical, HVAC, plumbing or fire/life/safety systems of the Project. The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9.

         (b)      TENANT'S RIGHT TO MAKE REPAIRS.

                  (i) TENANT'S ACTIONS. If Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to an obligation of Landlord under the terms of this Lease (hereinafter, a "Required Action"), and Landlord fails to provide such action as required by the terms of this Lease, then Tenant may proceed to take the required action upon delivery of an additional fifteen (15) days notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of Article 9 or 11 of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action. In the event Tenant takes such action and such work will affect the systems and equipment, structure of the Project or exterior appearance of the Project, Tenant shall use only those contractors used by Landlord in the Project for such work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable projects.

                  (ii) PAYMENT OF COSTS. If Landlord does not deliver a detailed written objection to Tenant, within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action under Section 9(b)(i), above, which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from the Monthly Basic Rental payable by Tenant under this Lease the amount set forth in such invoice. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from the Monthly Basic Rental, but as Tenant's sole remedy (except as set forth in Article 16, below), Tenant may proceed to institute legal proceedings against Landlord to collect the amount set forth in the subject invoice. In the event Tenant prevails in such legal proceedings and receives a judgment against Landlord, then Landlord shall pay such judgment to Tenant within thirty (30) days of such judgment being entered. If such judgment is not so paid, then Tenant shall be entitled to deduct from Monthly Basic Rental payable by Tenant under this Lease in the amount of such judgment together with interest thereon at the Interest Rate from the date Tenant advanced the funds until the date of such deduction.

                  (iii) Notwithstanding the foregoing, if there exists an emergency such that the Premises or a material portion thereof are rendered untenantable and Tenant's personnel are forced to vacate the Premises or such material portion thereof and if Tenant gives the Project's management office written notice (the "Emergency Notice") of Tenant's intention to take action with respect thereto (the "Necessary Action") and the Necessary Action is also a Required Action, Tenant may take the Necessary Action if Landlord does not commence the Necessary Action prior to the end of the business day which is one
(1) day following the day of Landlord's receipt of the Emergency Notice (the "Emergency Cure Period") and thereafter use its commercially reasonably efforts and due diligence to complete the Necessary Action as soon as reasonably practicable. To the extent Tenant is entitled to recover damages from Landlord by reason of Landlord's failure timely to commence and/or complete the Necessary Action, Tenant's damages may include, without limitation, the fully documented, reasonable, out-of-pocket costs incurred, during the period ending on the substantial completion of the Necessary Action, in any relocation of Tenant's personnel previously located in such untenantable space which shall have occurred, including by way of example only, higher rent, brokers' commissions, fees of consultants and other reasonable costs of moving to other premises. If Tenant takes any Necessary Action hereunder, Tenant shall use only those contractors used by Landlord in the Project for such work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable projects.

ARTICLE 10 - LIENS
------------------

         Tenant shall keep the Premises and the Project free from any mechanics' liens, vendors' liens, or any other liens arising out of any work performed, materials furnished, or obligations incurred by Tenant, and agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys' fees incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days' written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the Property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged or a bond with a face amount equal to one hundred fifty percent (150%) of such claim posted within ten (10) business days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct or to require that Tenant deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys' fees, incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11 - PROJECT SERVICES
-----------------------------

         (a) Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 8:00 a.m. to 6:00 p.m., Mondays through Fridays, and 9:00 a.m. to 1:00 p.m. on Saturdays, excepting local and national holidays, air conditioning and heat, all in such reasonable quantities as in the judgment of Landlord is reasonably necessary for the comfortable occupancy of the Premises and consistent with similar quality office buildings in the general vicinity of the Project. In addition, Landlord shall provide electric current for normal lighting and normal office machines, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary for general, normal office use. Janitorial and maintenance services shall be furnished five (5) days per week, after regular business hours, excepting local and national holidays. Tenant shall comply with all rules and regulations which Landlord may reasonably establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical intrabuilding network cable and plumbing systems, provided such rules are consistently applied to all tenants of the Project. Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause, unless such stoppage, reduction or interruption materially and adversely interferes with Tenant's use of the Premises and continues for a period in excess of five (5) consecutive business days. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and additional building services furnished to Tenant not uniformly furnished to all tenants of the Project at the rate generally charged by Landlord to tenants of the Project.

         (b) Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises, which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises) for the purpose of using electric current or water.

         (c) If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Article 11(a) above, Tenant shall first obtain the written consent of Landlord, which Landlord may refuse in its reasonable discretion, to the use thereof and

Landlord may cause an electric current meter or submeter to be installed in the Premises to measure the amount of such excess electric current consumed by Tenant in the Premises. The cost of any such meter and of installation, maintenance and repair thereof, shall be paid for by Tenant, and Tenant agrees to pay to Landlord promptly upon demand therefor by Landlord, for all such excess electric current consumed by any such use as shown by said meter at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the electric current so consumed.

         (d) If any lights, machines or equipment (including, but not limited to computers) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including, but not limited to, modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord. Landlord shall not be liable under any circumstances for loss of or injury to property, however occurring, through or in connection with, or incidental to, failure to furnish any of the foregoing.

         (e) If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Article 11(a) above in areas other than Tenant's Network Room or its customer care area (which shall be separately controlled and paid for by Tenant pursuant to Article 11(d) above), Tenant shall give Landlord no less than 24 hours notice prior to the time such services are required (provided, however, that in the event such systems are remotely controlled via a telephone system or other Tenant accessible system, then no such notice shall be required) and Landlord shall provide such services as requested. Tenant shall pay Landlord's standard charge for such after-hours use (which charge shall not exceed $25.00 per hour during the Term). Without limiting the generality of the foregoing. Tenant shall be solely responsible for all utility costs incurred by Landlord in connection with providing HVAC to a portion of the Premises from the Supplemental HVAC Unit (as defined in the Work Letter Agreement attached hereto as Exhibit "D").

         (f) Landlord may impose a reasonable charge for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed by Articles 11(c) and (e) above) utilized by Tenant in excess of the amount or type that is typical for general office use.

         (g) Subject to the terms and conditions of this Lease, Tenant and Tenant's employees, agents and invitees may access the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.

ARTICLE 12 - RIGHTS OF LANDLORD
-------------------------------

         Upon not less than twenty-four (24) hours prior notice (except in cases of emergency and for ordinary scheduled cleaning) Landlord and its agents shall have the right to enter the Premises at all reasonable times for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Property, showing the same to prospective tenants (but only during the last six (6) months of the Term), lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem reasonably necessary or desirable. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key or may enter forcibly, only in the case of an emergency, without liability to Tenant except for any failure to exercise due care for Tenant's property, and without affecting this Lease.

ARTICLE 13 - INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY
------------------------------------------------------------

         (a) INDEMNITY BY TENANT. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims arising from Tenant's use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under this Lease or arising from any negligence of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys' fees, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, excepting where the damage is caused by the negligence or willful misconduct of Landlord.

         (b) INDEMNITY BY LANDLORD. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims arising from any negligence of Landlord or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys' fees, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith.

         (c) EXEMPTION OF LANDLORD FROM LIABILITY. Landlord shall not be liable for injury to Tenant's business, or loss of income therefrom, or for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems or from intrabuilding network cable, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means or repairing the same is inaccessible to Tenant, except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord, or its authorized agents. Landlord shall not be liable to Tenant for any damages arising from any act or neglect of any other tenant of the Project.

                  Tenant acknowledges that Landlord's election to provide mechanical surveillance or to post security personnel in the Project is solely within Landlord's discretion; Landlord shall have no liability in connection with the decision whether or not to provide such services, and Tenant hereby waives all claims based thereon. Landlord shall not be liable for losses due to theft, vandalism, or like causes.

ARTICLE 14 - INSURANCE
----------------------

         (a) TENANT'S INSURANCE. Tenant, shall at all times during the term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage, where sprinklers are provided, in an amount equal to the full replacement value new without deduction for depreciation of all (A) Alterations, fixtures and other improvements in the Premises which are the property of

Tenant during the term hereof (but specifically excluding the initial Tenant Improvements), and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; and (iii) Workers' Compensation coverage as required by law. Tenant shall carry and maintain during the entire Lease term (including any option periods, if applicable), at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably required by Landlord, to the extent such insurance is customarily required by landlords of office buildings comparable to the Project.

         (b) FORM OF POLICIES. The aforementioned minimum limits of policies and Tenant's procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, Landlord's property manager, Landlord's lender(s) and such other persons or firms as Landlord reasonably specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best's Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. Tenant shall have the right to carry reasonable deductible amounts under all insurance policies required to be carried by Tenant. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days' prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant's policy is primary and that any insurance covered by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders, Landlord may (but shall not be required to) procure said insurance on Tenant's behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are extended. Tenant shall have the right to provide such insurance coverage, pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

         (c) LANDLORD'S INSURANCE. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof (exclusive of Tenant's trade fixtures, inventory, personal property and equipment), providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage, and malicious mischief, sprinkler leakage, water damage, and special extended coverage on buildings. Additionally, Landlord may (but shall not be required to) carry: (i) bodily injury and property damage liability insurance and/or excess liability coverage insurance; and (ii) rental income insurance (for not more than twelve
(12) months) at its election or if required by its lender from time to time during the term hereof, in such amounts and with such limits as Landlord or its lender may deem appropriate. The costs of such insurance shall be included in Operating Costs (subject to the gross-up provisions of Article 3 above). Landlord's policies of insurance shall be reasonably comparable to insurance being carried by prudent landlords of commercial office properties in the general area surrounding the Project.

         (d) WAIVER OF SUBROGATION. Landlord and Tenant shall each obtain a waiver of subrogation from its insurer(s) with respect to any policy of insurance required under Section 14(a) or Section 14(c). If either party shall fail to obtain a waiver of subrogation as required hereunder, such party shall indemnify, defend and save the other party harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses and liabilities attributable to such failure. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is paid by insurance under such policies.

         (e) COMPLIANCE WITH LAW. Tenant agrees that it will not, at any time, during the term of this Lease, carry any stock of goods or do anything in or about the Premises which will in any way tend to increase the insurance rates upon the Project. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance against loss by fire that may be charged during the term of this Lease on the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about said Premises which does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which constitutes an overload of electrical lines of the Premises, Tenant shall, at its own cost and expense in accordance with all other Lease provisions, and subject to the provisions of Articles 9, 10 and 11 hereof, make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord's consent to such overloading. Tenant shall, at its own expense, comply with all requirements of the insurance authority having jurisdiction over the Project necessary for the maintenance of reasonable fire and extended coverage insurance for the Premises, including, without limitation thereto, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

ARTICLE 15 - ASSIGNMENT AND SUBLETTING
--------------------------------------

         Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant's employees without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of fifty percent (50%) in the aggregate shall be deemed an assignment within the meaning and provisions of this Article 15. Notwithstanding the above, Tenant shall have the right to assign this Lease or sublet all or a portion of the Premises to, WITHOUT LANDLORD'S CONSENT, any of the following (each a "Tenant Affiliate"): (1) any corporation which controls, is controlled by or under common control with Tenant, (2) any corporation resulting from the merger or consolidation of Tenant, or (3) any person or entity which acquires all of the assets of Tenant as a going concern of the business that is being conducted on the Premises, provided, however, that (i) said Tenant Affiliate assumes in full the obligations of Tenant under the Lease, and (ii) the net worth of said Tenant Affiliate is no less than that of Tenant immediately prior to such transfer. The term "control" or "controlled" as used herein shall mean the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least 50% of the voting interest in, an entity. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

         (a) That the proposed transferee shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

                  (i) The use to be made of the Premises by the proposed transferee is (a) not generally consistent with the character and nature of all other tenancies in the Project, or (b) a use which conflicts with any so-called "exclusive" then in favor of, or for any use which is the same as that stated in any percentage rent lease to, another tenant of the Project, or (c) a use which would be prohibited by any other portion of this Lease (including, but not limited to, any rules and regulations then in effect);

                  (ii) The financial responsibility of the proposed transferee is not at least equal to those which were possessed by Tenant as of the date of execution of this Lease;

                  (iii) The proposed transferee is either a governmental agency or instrumentality thereof; or

                  (iv) Either the proposed transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed transferee (A) occupies space in the Project at the time of the request for consent, or (B) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date of the proposed transfer, to lease space in the Project.

         (b) Whether or not Landlord consents to any such transfer, Tenant shall pay to Landlord Landlord's then standard processing fee and reasonable attorneys' fees incurred in connection with the proposed transfer up to the aggregate sum of One Thousand Dollars ($1,000.00);

         (c) That the proposed transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

         (d) That an executed duplicate original of said assignment and assumption agreement or other transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord's consent thereto. Except for any subleasing, assignment or other transfer of all of Tenant's interest in this Lease or the Premises (hereinafter referred to as a "Transfer") to a Tenant Affiliate, it shall be a condition to Landlord's consent to any Transfer that (i) upon Landlord's consent to any Transfer, Tenant shall pay and continue to pay fifty percent (50%) of any "Transfer Premium" (defined below), received by Tenant from the transferee after payment to Tenant of all costs and expenses paid by Tenant in connection with said Transfer, including, without limitation, leasing commissions and attorneys' fees directly relating to the assignment of this Lease; (ii) any sublessee of part or all of Tenant's interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such Transfer and consent shall be effected on forms reasonably satisfactory to Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect (after applicable notice and cure period); and (v) Tenant or the proposed subtenant or assignee (collectively, "Transferee") shall agree to pay Landlord, upon demand, as additional rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. "Transfer Premium" shall mean all rent, additional rent or other consideration paid by a Transferee in connection with a Transfer in excess of the rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer and if such Transfer is less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any sale, assignment, hypothecation, transfer or subletting of this Lease which is not in compliance with the provisions of this Article 15 shall be void and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to an assignment or subletting be construed as relieving Tenant, any assignee, or sublessee from obtaining the express written consent of Landlord to any further assignment or subletting, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any assignee or subtenant hereunder, or a release of Tenant (or of any successor of Tenant or any subtenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment and an injunction for the relief sought, including an action for monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

         Notwithstanding anything to the contrary contained in this
Article 15, Landlord shall have the option by giving written notice to Tenant within fifteen (15) days after Landlord's receipt of a request for consent to a proposed Transfer, to terminate this Lease as to the portion of the Premises which is the subject of the Transfer. If this Lease is so terminated with respect to less than the entire Premises, the Basic Rental and Tenant's Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same. Notwithstanding the above, Tenant shall have the right to rescind Landlord's notice of termination by withdrawing Tenant's request for Landlord's consent within three (3) days of receiving Landlord's notice of termination, and in such event this Lease shall continue in full force and effect. The provisions of this paragraph SHALL NOT AFFECT A TRANSFER TO a Tenant Affiliate.

ARTICLE 16 - DAMAGE OR DESTRUCTION
----------------------------------

         If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided such repairs can, in Landlord's reasonable opinion, be completed within 240 days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums. Until such repairs are completed, rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, if the damage is due to the negligence or willful misconduct of Tenant, its employees or agents, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under
Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord's repair of such damage. If repairs cannot, in Landlord's opinion, be completed within 240 days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, either Landlord or Tenant may elect to terminate this Lease by notifying the other party in writing of such termination within sixty (60) days after Landlord notifies Tenant of its determination that such repair cannot be made within the 240-day period, such notice to include a termination date which is sixty (60) days after the date of such notice (without affecting Tenant's rights, if any, to abate rent). If neither Landlord nor Tenant elects to terminate this Lease pursuant to the preceding sentence, Landlord shall make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this
Article 16. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies. Finally, if the Premises or the

Project is damaged to any substantial extent during the last eighteen (18) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, either Tenant or Landlord shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Except for proceeds relating to Tenant's furniture, furnishings, trade fixtures and equipment, Tenant acknowledges that Tenant shall have no right to any proceeds of insurance relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.

ARTICLE 17 - SUBORDINATION
--------------------------

         This Lease is subject and subordinate to all ground or underlying leases, mortgages and deeds of trust of record as of the date of this Lease which affect the Property or the Project, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that Landlord obtains from the lender or other party in question a written undertaking in favor of Tenant to the effect that such lender or other party will not disturb Tenant's right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease. Tenant agrees, within twenty (20) days after Landlord's written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments reasonably requested by Landlord or reasonably necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates; provided that no such document shall otherwise alter any of the terms or provisions hereof. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease so long as such purchaser or successor agrees not to disturb Tenant's right of possession hereunder except pursuant to the terms of this Lease. Tenant shall, within ten (10) days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Concurrently with its delivery to Landlord, Tenant agrees to provide copies of any notices of Landlord's default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary the right to cure any such default on behalf of Landlord within the time periods set forth in this Lease. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18 - EMINENT DOMAIN
---------------------------

         If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at either Landlord or Tenant's option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the term hereof as provided hereunder, for relocation costs, for the interruption of, or damage to, Tenant's business and goodwill, or any other amount in addition to the foregoing which does not reduce the amount of the award payable to Landlord. In the event of a partial taking described in this
Article 18, or a sale, transfer or conveyance in lieu thereof which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises and Landlord shall restore the Premises as close as reasonably practicable to its prior condition. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 19 - DEFAULT
--------------------

         Each of the following acts or omissions of Tenant or of any guarantor of Tenant's performance hereunder, or occurrences, shall constitute an "Event of Default":

         (a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) calendar days after written notice that the same is due or payable hereunder; said five
(5) day period shall be in lieu of, and not in addition to, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;

         (b) Except as set forth in Subparagraphs (a) above and (c) through and including (g) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure; provided, however, that if such failure cannot reasonably be cured within said thirty-day period, then so long as Tenant commences to cure within said thirty-day period and diligently pursues such cure to completion, then the same shall not be an Event of Default. Such thirty (30) day notice shall be in lieu of, and not in addition to, any law required under Section 1161 of the California Code of Civil Procedure or any similar or successor law;

         (c) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;

         (d) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant's property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within sixty (60) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors;

         (e) Tenant's failure to cause to be released or post a bond over any mechanics liens filed against the Premises or the Project within twenty (20) days after the date the same shall have been filed or recorded; or

         (f) Tenant's failure to observe or perform according to the provisions of Articles 17 or 25 within five (5) business days after written notice from Landlord.

         All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.

ARTICLE 20 - REMEDIES
---------------------

         (a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including, but not limited to, the remedy provided by
Section 1951.4 of the California Civil Code, and including, without limitation, terminating this Lease, re-entering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including, but not limited to (i) the worth at the time of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term "rent" as used in this Article 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Items (i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in Item (iii), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

         (b) Nothing in this Article 20 shall be deemed to affect Landlord's right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

         (c) Notwithstanding anything to the contrary set forth herein, Landlord's re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord's initiative to protect Landlord's interest under this Lease shall not terminate Tenant's right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect, and Landlord may enforce all of Landlord's rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

         (d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one (1) or more rights or remedies shall not impair Landlord's right to exercise any other right or remedy.

         (e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of ten percent (10%) per annum, or the maximum lawful rate of interest from the due date (subject to applicable cure periods, if any) until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid within ten (10) days after written notice that the same is due, a late charge equal to five percent (5%) of the amount overdue or Five Hundred Dollars ($500.00), whichever is greater, shall be assessed and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant's late payment; and (ii) a charge of Twenty-Five Dollars ($25.00) shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof, which damages include Landlord's additional administrative and other costs associated with such late payment and unsatisfied checks, and the parties agree that it would be impracticable or extremely difficult to fix Landlord's actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord's rights or remedies under any other provision of this Lease.

ARTICLE 21 - TRANSFER OF LANDLORD'S INTEREST
--------------------------------------------

         In the event of any transfer or termination of Landlord's interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed in lieu of foreclosure, or otherwise, whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation the obligation of Landlord under
Article 4 above and California Civil Code 1950.7 to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease so long as such transferee assumes the obligations of Landlord arising under this Lease from and after the date of such transfer and Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22 - BROKER
-------------------

         In connection with this Lease, Landlord and Tenant each warrants and represents to the other that it has had dealings only with firm(s) set forth in
Article 1.H. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission, finder's fee or other like payment in connection herewith and Landlord and Tenant each does hereby indemnify and agree to hold the other party, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses which such other party may incur should such warranty and representation prove incorrect, inaccurate or false.

ARTICLE 23 - PARKING
--------------------

         Tenant shall have the right (but not the obligation) to use, free of charge, the number of reserved and/or unreserved parking passes set forth in
Article 1(I) of the Basic Lease Provisions, which parking passes shall pertain to the Project parking facility. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system reasonably established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease, after applicable notice and cure provisions. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided that Landlord agrees to use its commercially reasonable efforts to minimize any interference or disruption to Tenant as a result of any such change. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes used by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval (except in connection with assignments and subleases not requiring Landlord's prior approval).

ARTICLE 24 - WAIVER
-------------------

         No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord, except by an instrument in writing executed by Landlord. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord's agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord's right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord's rights.

ARTICLE 25 - ESTOPPEL CERTIFICATE
---------------------------------

         Tenant shall, at any time and from time to time, upon not less than twenty (20) days' prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information (but not limited to the following information in the event further information is requested by Landlord): (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (b) the dates to which the rental and other charges are paid in advance, if any; (c) the amount of Tenant's security deposit, if any; and (d) acknowledging that there are not, to the best of Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant's failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct. Tenant agrees to execute all documents required in accordance with this Article 25 within twenty (20) days after delivery of said documents.

ARTICLE 26 - LIABILITY OF LANDLORD
----------------------------------

         Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action, obligation, contractual statutory or otherwise by Tenant against Landlord concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in and to the Project. No other property or assets of Landlord, or any member, officer, director, shareholder, partner, trustee, agent, servant or employee of Landlord ("Representative") shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, Landlord's obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant's use or occupancy of the Premises. Tenant further understands that Landlord shall not incur any additional liability, duty or obligation to Tenant arising from and after the date that Landlord or any of Landlord's Representatives no longer have any right, title or interest in or to the Project.

ARTICLE 27 - INABILITY TO PERFORM
---------------------------------

         This Lease and the obligations of Landlord and Tenant hereunder shall not be affected or impaired because Landlord or Tenant, as the case may be, is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, or any other cause previously, or at such time, beyond the reasonable control or anticipation of such party (collectively, a "Force Majeure"), and such party's obligations under this Lease shall be forgiven and suspended by any such Force Majeure.

ARTICLE 28 - HAZARDOUS WASTE
----------------------------

         (a) Tenant shall not cause or permit any Hazardous Material (as defined in Article 28(d) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees except for small quantities of normal office supplies (i.e., liquid paper, toner fluid, . . . ) used in compliance with all Hazardous Materials Laws. Tenant indemnifies Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys' fees, consultant fees, and expert fees) which arise during or after the term of this Lease as a result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project and subject to the provisions of Articles 9, 10 and 11 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof.

         (b) Intentionally Omitted

         (c) It shall not be unreasonable for Landlord to withhold its consent to any proposed transfer if (i) the proposed transferee's anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material (other than as permitted above); (ii) the proposed transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such transferee's actions or use of the property in question; or (iii) the proposed transferee is subject to an Enforcement Order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

         (d) As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as "Hazardous Waste", "Extremely Hazardous Waste", or "Restricted Hazardous Waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law); (ii) defined as a "Hazardous Substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act); (iii) defined as a "Hazardous Material", "Hazardous Substance", or "Hazardous Waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory); (iv) defined as a "Hazardous Substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances); (v) petroleum; (vi) asbestos; (vii) listed under
Article 9 or defined as "Hazardous" or "Extremely Hazardous" pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20;
(viii) designated as a "Hazardous Substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317); (ix) defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or
(x) defined as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601, et seq. (42 U.S.C. Section 9601).

         (e) As used herein, the term "laws" means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Article
28 (d) above.

         (f) Landlord represents to Tenant that, to the best of Landlord's actual knowledge (without any independent inquiry or investigation), Landlord has not received any notice from any governmental authority that the Premises or the Project are in violation of any laws as of the date of this Lease. Landlord shall indemnify, defend and hold harmless Tenant, its officers, directors, employees and agents harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses and attorneys' fees arising out of (i) any hazardous materials in, on or about the Project or the Premises as of the dates of this Lease, and (ii) any Hazardous Materials which were created, handled, placed, stored, used, transported or disposed of by Landlord or Landlord's agents, after the dates of this Lease, excluding, however, any Hazardous Materials whose presence was caused by Tenant or any of Tenant's agents, employees, representatives or invitees.

ARTICLE 29 - SURRENDER OF PREMISES; REMOVAL OF PROPERTY
-------------------------------------------------------

         (a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

         (b) Upon the expiration of the term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the same are now and hereafter may be improved by Landlord or Tenant, reasonable wear and tear, casualty and repairs which are Landlord's obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its own expense in the Premises, and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to it, and Tenant shall repair all damage to the Premises resulting from the installation and removal of such items to be removed.

         (c) Whenever Landlord shall re-enter the Premises as provided in
Article 12 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant's default), as provided in this Lease, shall be considered abandoned, and Landlord may remove any or all of such items and dispose of the same in any manner permitted by law or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of ninety (90) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice or to demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys' fees for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

         (d) All fixtures, equipment, Alterations and/or appurtenances attached to or built into the Premises prior to or during the term of the Lease (other than Tenant's personal property and trade fixtures), whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the term unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord pursuant to the provisions of Article 9 above. Such fixtures, equipment, alterations, additions, improvements and/or appurtenances shall include, but not be limited to all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, electrical systems, lighting systems, silencing equipment, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio, telegraph and television purposes, and any special flooring or ceiling installations.

ARTICLE 30 - MISCELLANEOUS
--------------------------

         (a) SEVERABILITY; ENTIRE AGREEMENT. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof, and any such other provisions shall remain in full force and effect. This Lease and the exhibits and any Addendum attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by the parties hereto or their successor-in-interest.

         (b)      ATTORNEYS' FEES; WAIVER OF JURY TRIAL.

                  (i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys' fees in such suit and such attorneys' fees shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

                  (ii) Should Landlord, without fault on Landlord's part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys' fees incurred by Landlord in connection with such litigation.

                  (iii) When legal services are rendered by an attorney at law who is an employee of a party, attorneys' fees incurred by that party shall be deemed to include an amount based upon the number of hours spent by such employee on such matters multiplied by an appropriate billing rate determined by taking into consideration the same factors, including but not limited by, the importance of the matter, seniority, qualifications, time applied, difficulty and results, as are considered when an attorney not in the employ of a party is engaged to render such service.

                  (iv) EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

         (c) TIME OF ESSENCE. Each of Tenant's covenants herein is a condition, and time is of the essence with respect to the performance of every provision of this Lease.

         (d) HEADINGS; JOINT AND SEVERAL. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms "Landlord" and "Tenant" as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

         (e) RESERVED AREA. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby, and the use thereof, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through, under or above the Premises in locations which will not materially interfere with Tenant's use of the Premises and serving other parts of the Project, are hereby excepted and reserved unto Landlord.

         (f) NO OPTION. The submission of this Lease by Landlord, its agent or representative for examination or execution by Tenant does not constitute an option or offer to Lease the Premises upon the terms and conditions contained herein or a reservation of the Premises in favor of Tenant, it being intended hereby that this Lease shall only become effective upon the execution hereof by Landlord and delivery of a fully executed lease to Tenant.

         (g) USE OF PROJECT NAME; IMPROVEMENTS. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except at Tenant's address) without the prior written consent of Landlord. In the event that Landlord undertakes any additional improvements on the Real Property, including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant's business caused thereby; provided, however, in the event such disruption or interference materially and adversely interferes with the operation of Tenant's business in the Premises for more than five (5) consecutive business days, then from and after such fifth (5th) business day, the Basic Rental shall be equitably abated during the continuance of such disruption or interference.

         (h) RULES AND REGULATIONS. Tenant shall observe faithfully and comply strictly with the Rules and Regulations attached to this Lease as Exhibit "B" and made a part hereof, and such other rules and regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such rules and regulations, or for the breach of any covenant or condition in any Lease by any other tenant in the Project; provided, however, that Landlord shall enforce the Rules and Regulations in a non-discriminatory manner. A waiver by Landlord of any rule or regulation for any other tenant shall not constitute nor be deemed a waiver of the rules or regulations for this Tenant. Landlord agrees to enforce said Rules and Regulations in a non-discriminatory manner against all tenants of the Project.

         (i) QUIET POSSESSION. Upon Tenant's paying the Basic Rent, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all of the provisions of this Lease.

          (j) RENT. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

         (k) SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         (l) NOTICES. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, addressed to Tenant at the Premises or to Landlord at the address of the place from time to time established for the payment of rent and which shall be effective upon proof of delivery. Either party may by notice to the other specify a different address for notice purposes except that, upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three day notices, may be sent by regular mail.

         (m) PERSISTENT DELINQUENCIES. In the event that Tenant shall be delinquent by more than fifteen (15) days in the payment of rent on three (3) separate occasions in any twelve (12) month period, Landlord shall have the right to collect rent quarterly in advance.

         (n) RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of rent, except as provided herein. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate of ten percent (10%) per annum from the date of such payment by Landlord, shall be payable to Landlord on demand, and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

         (o)      ACCESS, CHANGES IN PROJECT, FACILITIES, NAME.

                  (i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

                  (ii) Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within the walls, columns and ceilings of the Premises.

                  (iii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem reasonably necessary or desirable, provided such changes do not materially and adversely impair Tenant's ability to conduct its business operations from the Premises.

                  (iv) Landlord may adopt any name for the Project, and Landlord reserves the right to change the name or address of the Project at any time.

         (p) SIGNING AUTHORITY. If a party is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that this Lease is binding upon said entity in accordance with its terms, and that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if such party is a corporation, a duly-adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, (ii) if such party is a partnership, the terms of the partnership agreement, and (iii) if such party is a limited liability company, the terms of its operating agreement. Concurrently with Tenant's execution of this Lease, Tenant shall provide to Landlord a copy of: (a) if Tenant is a corporation, such resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in the form of Exhibit "E" or in some other form reasonably acceptable to Landlord, (b) if Tenant is a partnership, a copy of the provisions of the partnership agreement granting the requisite authority to each individual executing this Lease on behalf of said partnership, and (c) if Tenant is a limited liability company, a copy of the provisions of its operating agreement granting the requisite authority to each individual executing this Lease on behalf of said limited liability company.

         (q)      INTENTIONALLY OMITTED.

         (r)      INTENTIONALLY OMITTED

         (s) SURVIVAL OF OBLIGATIONS. Any obligations of Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

         (t) CONFIDENTIALITY. Tenant and Landlord acknowledge that the content of this Lease and any related documents are confidential information. Each party shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than its financial, legal and space planning consultants, any proposed subtenants, assignees, lenders or purchasers.

         (u) GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County of Los Angeles. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

         (v) EXHIBITS AND ADDENDUM. The Exhibits and Addendum, if applicable, attached hereto are incorporated herein by this reference as if fully set forth herein.

ARTICLE 31 - OPTION TO EXTEND
-----------------------------

         (a) OPTION RIGHT. Landlord hereby grants the Tenant named in this Lease and to any Tenant Affiliate ("Original Tenant") one (1) option (the "Option") to extend the Lease term for a period of five (5) years (the "Option Term"), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in this Lease).

         (b) OPTION RENT. The rent payable by Tenant during the Option Term ("Option Rent") shall be equal to the "Market Rent" (defined below) but in no event shall the Option Rent be less than Tenant is paying under the Lease on the month immediately preceding the Option Term for Monthly Basic Rental, including all escalations, any Excess, additional rent and other charges. "Market Rent" shall mean the applicable Monthly Basic Rental, including all escalations, any Excess, additional rent and other charges at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, space comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term, which comparable space is located in office buildings comparable to the Project in the Thousand Oaks/Westlake Village office market area, taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

         (c) EXERCISE OF OPTIONS. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default on the delivery date of the Interest Notice and Tenant's Acceptance; (ii) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than ten (10) months nor less than eight (8) months prior to the expiration of the Lease Term, stating that Tenant is interested in exercising the Option, (iii) within fifteen (15) business days of Landlord's receipt of Tenant's written notice, Landlord shall deliver notice ("Option Rent Notice") to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice ("Tenant's Acceptance") and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant's failure to deliver the Interest Notice or Tenant's Acceptance on or before the dates specified above shall be deemed to constitute Tenant's election not to exercise the Option. If Tenant timely and properly exercises its Option, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant's Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.

         (d) DETERMINATION OF MARKET RENT. If Tenant timely and appropriately objects to the Option Rent in Tenant's Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant's Acceptance ("Outside Agreement Date"), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through
(vii):

                  (i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years, and who has not been retained or employed by either party during the prior twelve (12) months. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above.

                  (ii) The two (2) arbitrators so appointed shall within five
(5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

                  (iii) The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Market Rent, and shall notify Landlord and Tenant thereof.

                  (iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

                  (v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

                  (vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (vi).

                  (vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32 - RIGHT OF FIRST OFFER
---------------------------------

         (a) Landlord hereby grants to Tenant a right of first offer with respect to any available space in the balance of the Project (but not in the office building located at 2535 Townsgate Road, Westlake Village) ("First Offer Space"). Notwithstanding the foregoing, (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Offer Space, and (B) as to any First Offer Space which is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease (collectively, the "Superior Leases"), including any renewal of such existing or future lease, whether or not such renewal is pursuant to an express written provision in such lease, and regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (A) the tenants of the Superior Leases and (B) any other tenant of the project and identified on Exhibit "H" attached hereto (the rights described in items (i) and (ii), above to be known collectively as "Superior Rights"). Tenant's right of first offer shall be on the terms and conditions set forth in this Article 32.

                  (i) Procedure for Offer. Landlord shall notify Tenant ("First Offer Notice") from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord's proposed economic terms and conditions applicable to Tenant's lease of such space (collectively, the "Economic Terms"). Notwithstanding the foregoing, Landlord's obligation to deliver the First Offer Notice shall not apply during the last eight (8) months of the initial Lease Term unless Tenant has timely delivered Tenant's Acceptance to Landlord pursuant to Article 31 above.

                  (ii) Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within five (5) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's exercise its right of first offer with respect to the entire space described in the First Offer Notice. If concurrently with Tenant's exercise of the first offer right, Tenant notifies Landlord that it does not accept the Economic Terms set forth in the First Offer Notice, Landlord and Tenant shall, for a period of fifteen (15) days after Tenant's exercise, negotiate in good faith to reach agreement as to such Economic Terms. If Tenant does not so notify Landlord that it does not accept the Economic Terms set forth in the First Offer Notice concurrently with Tenant's exercise of the first offer right, the Economic Terms shall be as set forth in the First Offer Notice. In addition, if Tenant does not exercise its right of first offer within the five (5) business day period, or, if Tenant exercises its first offer right but timely objects to Landlord's determination of the Economic Terms and if Landlord and Tenant are unable to reach agreement on such Economic Terms within said fifteen (15) day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's right of first offer shall terminate as to the First Offer Space described in the First Offer Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

                  (iii) Construction of First Offer Space. Except as otherwise included in the Economic Terms, Tenant shall take the First Offer Space in its "as-is" condition, and Tenant shall be entitled to construct improvements in the First Offer Space in accordance with the provisions of Article 9 of this Lease.

                  (iv) Lease of First Offer Space. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Article 32. Tenant shall commence payment of rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant. The Lease Term for the First Offer Space shall expire co-terminously with Tenant's lease of the initial Premises.

                  (v) No Defaults. The rights contained in this Article 32 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if Tenant occupies the entire Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this Article 32 if, as of the date of the First Offer Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease, after the expiration of applicable notice and cure periods, or Tenant has previously been in default under this Lease more than two times.

ARTICLE 33 - MUST TAKE SPACE
----------------------------

         Commencing on the Must Take Commencement Date (defined below), Tenant hereby agrees to add to the Premises the Must Take Space. Tenant's lease of the Must Take Space shall be on the same terms and conditions as affect the original Premises throughout the Lease Term, including, without limitation, the same Basic Rental rate (per rentable square foot) as then applies to the original Premises (as set forth in Article 1.C. of the Basic Lease Provisions above); provided, however, that (a) Tenant's Proportionate Share shall be increased to take into account the additional number of rentable square feet of the Must Take Space, and (b) except for the performance of the Tenant Improvements, the Must Take Space shall be leased to Tenant in its then "as is" condition. The term "Must Take Commencement Date" shall mean the earlier of (i) the date Tenant first commences to conduct business from at least twenty-five percent (25%) of the Must Take Space, or (ii) October 1, 1999. The term "Must Take Space" shall mean the balance of that portion of the Premises which is located on the second floor (other than the 4,000 rentable square feet referred to herein as Suite
200), which balance contains 13,048 rentable square feet (which square footage Landlord and Tenant stipulate and agree is true and correct).

ARTICLE 34 - TOP OF BUILDING SIGNAGE
------------------------------------

                  (i) Subject to the approval of all necessary governmental or regulatory agencies with jurisdiction over the Project, and provided (a) Original Tenant directly leases from Landlord and occupies no less than fifty percent (50%) of the total rentable square footage of the Project, and (b) Original Tenant is not in default under this Lease, after the expiration of applicable notice and cure periods, Original Tenant (and not any assignee, sublessee, or other transferee of the Original Tenant's interest in this Lease) shall have the right to install one (1) non-exclusive exterior sign at the top of the Project (the "Top of Building Signage"), the size, location, method of attachment, design and all other aspects of said signage to be subject to the approval of Landlord. Original Tenant shall be solely responsible for all costs incurred in connection with the purchase and initial installation of said Top of Building Signage. Original Tenant shall furthermore be solely responsible for all costs associated with maintaining, operating or otherwise repairing said Top of Building Signage. At the expiration or earlier termination of this Lease, or in the event the conditions precedent to the grant of said Top of Building Signage to Original Tenant are no longer satisfied, Original Tenant shall remove said signage, at its sole expense, and repair any damage to the Project or otherwise caused by said removal. Tenant's Top of Building signage shall be subject to the rules and regulations attached hereto as Exhibit "G".

                  (ii) Provided Tenant is not in default under this Lease, Tenant, at Tenant's expense, shall have the right to (A) a building standard number of lines on the directory board in the lobby of the Project, and (B) building standard suite entrance signage.

ARTICLE 35 - GENERATOR
----------------------

         (a) Subject to obtaining any necessary governmental and regulatory approvals and the approval of Landlord, in Landlord's sole discretion, as to its design, location and construction, Tenant shall have the right to install an emergency power generator at the Project, together with the cabling or wiring necessary to connect the generator to the Premises (collectively, the "Generator"). All costs and expenses for the equipment, installation, connection to and the maintenance, repair and operation of the Generator during the Term shall be the sole responsibility of Tenant. Tenant shall not be charged any rent or other fees for the location in which the Generator is placed, provided that if the Generator is located on one (1) or more parking stalls, the number of reserved parking stalls otherwise allocated to Tenant pursuant to Article 1.I. of the Basic Lease Provisions shall be reduced by the number of parking stalls used to accommodate the Generator. Tenant shall be entitled to install battery backup systems in the Premises.

         (b) Landlord shall have the right from time to time during the Term to have Tenant relocate the Generator, provided Landlord shall give Tenant prior notice of the need to relocate the Generator, and shall coordinate such relocation with Tenant so as not to interfere with or interrupt Tenant's use of the Generator. The cost of any such relocation shall be borne by Tenant to the extent such relocation is required by any act or omission by Tenant or as a result of any law, ordinance, rule, regulation or statute affecting the Project which was not in effect as of the date of this Lease; otherwise, said relocation cost shall be borne by Landlord. Landlord may require, in Landlord's sole and absolute discretion, that the Generator be screened from view by a screen which shall be constructed by Tenant, at Tenant's cost, in accordance with the specifications provided to Tenant by Landlord. To the extent Landlord determines, in its reasonable discretion, that the plans and specifications for the installation of the Generator need to be reviewed by an outside consultant, Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection with such review. Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall remove the Generator, all related cabling and/or wiring in accordance with all applicable governmental and regulatory requirements and repair all damage to the Project where the Generator was installed caused thereby and restore all such items in the area to the extent reasonably necessary to effect a complete and effective repair to their condition prior to the installation of the Generator, ordinary wear and tear excepted.

         (c) The installation of the Generator shall be completed in a good and workmanlike manner and in accordance with all laws, ordinances, rules, regulations and orders affecting the Project, as well as the requirements set forth in Article 9 above.

         (d) Tenant shall be responsible for obtaining, if required, any building permits and any licenses or permits required by any governmental agency having jurisdiction over the Project. Landlord agrees to reasonably assist and cooperate, at no expense to Landlord, with Tenant to obtain any appropriate licenses or permits. Notwithstanding anything to the contrary contained herein, the engineering with respect to the installation of the Generator shall be coordinated through the Project's designated engineers.

ARTICLE 36 - TERMINATION OPTION
-------------------------------

TERMINATION RIGHT.

         (a) Tenant shall have the one-time option (the "Termination Option") to terminate the entire Lease, but not any portion of the Lease. Such termination shall be effective at any time after the last day of the month which is forty-two (42) months after the month in which the Commencement Date falls (the "Termination Date"), upon the following terms and conditions:

                  (i) Tenant gives Landlord written notice (the "Termination Notice") of Tenant's election to exercise the Termination Option on or before 5:00 p.m. Pacific Standard Time on or before the date which is no less than seven (7) months prior to the Termination
Date (the "Termination Notice Date");

                  (ii) There exists no Event of Default under the Lease on the date of the Termination Notice or on the Termination Date;

                  (iii) Tenant shall pay to Landlord no later than the date which is four (4) months prior to the Termination Date an amount equal to the Termination Fee (defined below). The "Termination Fee" shall mean the sum of (I) the then total Basic Rental for the five (5) month period immediately following the Termination Date, plus (II) the unamortized Leasing Costs (defined below) as of the Termination Date, based upon an amortization period from the Commencement Date until the Expiration Date, with interest accruing on said unamortized Leasing Costs at 8% per annum from the date they were paid. The term "Leasing Costs" shall mean the sum of (A) all costs and expenses incurred by Landlord in connection with the Tenant Improvements, and (B) the brokerage commissions paid by Landlord in connection with this Lease. Landlord agrees to provide to Tenant the amount of the Termination Fee within 5 business days of Tenant's request for such amount.

         (b) In the event Tenant timely and properly exercises the Termination Option, the term of the Lease shall terminate effective as of the Termination Date. Basic Rental and all other monetary obligations under the Lease shall be paid through and apportioned as of the Termination Date, and neither Landlord nor Tenant shall have any rights, liabilities or obliga tions accruing under the Lease after the Termination Date, except for such rights and liabilities which, by the terms of the Lease are obligations of the Tenant or Landlord which expressly survive the expiration of the Lease. The Termination Option shall automatically terminate and become null and void upon (a) the failure of Tenant to timely or properly exercise the Termination Option; or (b) Tenant's right to possession of the Premises being terminated prior to the exercise of the Termination Option.


         IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.


"TENANT"                                    "LANDLORD"

NETZERO, INC., a California corporation     WESTLAKE GARDENS, LLC, a
                                            California limited liability company


By:    /s/ RONALD T. BURR                   By:________________________________
      -------------------
       Name:  Ronald T. Burr                   Name:___________________________
              --------------
       Title: CEO                              Its:____________________________
              --------------


By:   /s/ ANDREA L. ROSCHKE                 By:________________________________
     ----------------------
       Name:  Andrea L. Roschke                Name:___________________________
              -----------------
       Title: CFO                              Its:____________________________
              -----------------

                     FIRST AMENDMENT TO STANDARD OFFICE LEASE

         This First Amendment to Standard Office Lease (this "Amendment") is made and entered into as of this 6th day of May, 1999, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord"), and NETZERO, INC., a California corporation ("Tenant"), with reference to the following facts:

                                  RECITALS

         A. Landlord's predecessor-in-interest and Tenant entered into that certain Standard Office Lease dated as of March 6, 1999 (the "Original Lease") for (i) certain premises (the "Initial Premises") commonly known as Suite No. 200 (consisting of approximately 4,000 rentable square feet) and Suite No. 300 (consisting of approximately 13,114 rentable square feet), and
(ii) certain "Must Take Space" (as defined in the Original Lease), both located in that certain project (the "Project") commonly known as 2555 Townsgate Road, Westlake Village, California, as more particularly described in the Original Lease (the Initial Premises and Must Take Space are herein collectively referred to as the "Original Premises").

         B. Landlord has succeeded to the interests of Landlord's predecessor-in-interest under the Original Lease.

         C. Landlord and Tenant desire to, among other things, add to the Original Premises (i) that certain additional space (the "Initial Expansion Premises") containing approximately 5,467 rentable square feet, and (ii) that certain additional space containing approximately 13,245 rentable square feet (the "Second Must Take Space"), containing a total of approximately 18,712 rentable square feet), located on the 1st floor of the Project, as such space is further identified on Exhibit "A" attached hereto (collectively, the "Expansion Space").

         D. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term "Lease" shall hereinafter refer to the Original Lease, as amended by this Amendment.

                                  AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant hereby agree as follows:

         1. EXPANSION PREMISES. Subject to the terms and conditions of this Amendment, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Initial Expansion Premises and, commencing on the Second Must Take Commencement Date (defined below), the Second Must Take Space. The square footage of the Expansion Premises set forth in Recital Paragraph C above is hereby stipulated by Landlord and Tenant to be true and correct. Except as expressly set forth in this Amendment, from and after the Expansion

Premises Commencement Date (defined below), all references in the Lease to the term "Premises" shall be deemed to include the Expansion Premises.

         2. EXPANSION PREMISES COMMENCEMENT DATE; TERM. The "Expansion Premises Commencement Date" shall mean the earlier of (i) the date that Tenant first commences to conduct business in any portion of the Initial Expansion Premises, or (ii) the date of substantial completion (as defined in the Tenant Work Letter attached to the Original Lease as Exhibit "D" (the "Work Letter Agreement")) of the tenant improvements to be constructed by Landlord in the Initial Expansion Premises pursuant to the Work Letter Agreement. Upon Tenant's occupancy of each of the Initial Expansion Premises and the Second Must Take Space, Landlord and Tenant agree to execute and deliver a Commencement Letter in a form substantially similar to that attached to the Original Lease as Exhibit "C". The term of Tenant's lease of the Expansion Premises (the "Expansion Term") shall commence on the Expansion Premises Commencement Date and shall expire upon the Expiration Date (defined below).

         3. EXPIRATION DATE. That portion of Article 1.A of the Original Lease entitled "Expiration Date" is hereby deleted in its entirety and replaced with the following:

         "Expiration Date:   The date immediately preceding the tenth
                             (10th) anniversary of the Commencement Date;
                             provided, however, that if the Commencement Date is a date other than the first day of a month, the Expiration Date shall be the last day of the month which is one hundred twenty (120) months after the month in which the Commencement Date falls, unless extended or earlier terminated pursuant to the Lease."

         4. RENT. (a) Effective as of the Expansion Premises Commencement Date until the Expiration Date, and in addition to its obligations under the Original Lease with respect to the Original Premises, Tenant's payments of Monthly Basic Rental with respect to the Expansion Premises only shall be as follows:

                                                        Monthly Basic Rental per
        Lease Months            Monthly Basic Rental      Rentable Square Foot
        ------------            --------------------    ------------------------
   Period from Expansion              $9,567.25                   $1.75
   Premises Commencement
 Date until day immediately
    preceding Second Must
     Take Commencement
           Date

      Second Must Take               $32,746.00                   $1.75
     Commencement Date
     Month 9 following
     Commencement Date


Months 10-48 following          $39,669.44              $2.12
  Commencement Date
Months 49-60 following          $41,166.40              $2.20
  Commencement Date
Months 61-84 following          $43,037.60              $2.30
  Commencement Date

         (b) Commencing at the end of the 84th month of the Term, Tenant's payments of Monthly Basic Rental with respect to both the Original Premises and the Expansion Premises shall be as follows:

                                                 Monthly Basic Rental per
 Lease Months            Monthly Basic Rental      Rentable Square Foot
 ------------            --------------------    ------------------------
Months 85-120                 $117,297.60                  $2.40

         5. OPERATING EXPENSES. Effective as of the Expansion Premises Commencement Date, and prior to the Must Take Commencement Date and the Second Must Take Commencement Date, "Tenant's Proportionate Share" (defined in Article 1E of the Original Lease) shall equal 45.49%. Effective after the Second Must Take Commencement Date, and prior to the Must Take Commencement Date, Tenant's Proportionate Share shall equal 72.17%. Effective after the Must Take Commencement Date, Tenant's Proportionate Share shall equal 100%.

         6. SECURITY DEPOSIT; LETTER OF CREDIT.

         (a) Concurrently with the execution of this Amendment, Tenant shall pay to Landlord a sum equal to $32,746.00 which amount shall be retained by Landlord as an additional security deposit to be held by Landlord in accordance with Article 4 of the Original Lease (thereby increasing the total security deposit to be held by Landlord to $85,529.50).

         (b) Concurrently with the execution of this Amendment, Tenant shall increase the amount of the Letter of Credit (defined in the Original Lease) by the sum of $595,019.27, so that the total amount of the Letter of Credit shall equal $1,388,979.27.

         7. SECOND MUST TAKE COMMENCEMENT DATE. The "Second Must Take Commencement Date" shall mean the earlier of (i) the date Tenant first commences to conduct business from at least 25% of the Second Must Take Space, or (ii) August 1, 1999.

         8. TERMINATION OPTION. (a) In addition to Tenant's Termination Option contained in the Original Lease with respect to the Original Premises, Tenant shall have the one-time option (the "Expansion Termination Option") to terminate the Lease with respect to the

Expansion Premises only, but not any portion of the Expansion Premises. Such termination shall be effective at any time after the last day of the month which is twenty four (24) months after the Termination Date (defined in the Original Lease) (the "Expansion Termination Date"), upon the following terms and conditions:

         (i) Tenant gives Landlord written notice (the "Expansion Termination Notice") of Tenant's election to exercise the Expansion Termination Option on or before 5:00 p.m. Pacific Standard Time on or before the date which is no less than seven (7) months prior to the Expansion Termination Date (the "Expansion Termination Notice Date");

         (ii) There exists no Event of Default under the Lease on the date of the Expansion Termination Notice or on the Expansion Termination Date; and

         (iii) Tenant shall pay to Landlord no later than the date which is four (4) months prior to the Expansion Termination Date an amount equal to the Expansion Termination Fee (defined below). The "Expansion Termination Fee" shall mean the sum of (I) the then total Basic Rental for the five (5) month period immediately following the Expansion Termination Date, plus (II) the unamortized Expansion Leasing Costs (defined below) as of the Expansion Termination Date, based upon an amortization period from the Expansion Premises Commencement Date until the Expiration Date, with interest accruing on said unamortized Expansion Leasing Costs at 8% per annum from the date they were paid. The term "Expansion Leasing Costs" shall mean the sum of (A) all costs and expenses incurred by Landlord in connection with the Expansion Improvements (defined below) for the Expansion Premises, and (B) the brokerage commissions paid by Landlord in connection with this Amendment. Landlord agrees to provide to Tenant a statement of the amount of the Expansion Termination Fee within five (5) business days of Tenant's request for such amount.

         (b) In the event that Tenant timely and properly exercises the Expansion Termination Option:

             (i) the term of the Lease with respect to the Expansion Premises only shall terminate effective as of the Expansion Termination Date. Basic Rental and all other monetary obligations under the Lease with respect to the Expansion Premises only shall be paid through and apportioned as of the Expansion Termination Date, and neither Landlord nor Tenant shall have any rights, liabilities or obligations accruing under the Lease after the Expansion Termination Date, except for such rights and liabilities which, by the terms of the Lease are obligations of the Tenant or Landlord which expressly survive the expiration of the Lease; and

             (ii) Tenant shall, at its expense, prior to the Expansion Termination Date, restore the Initial Expansion Premises to the same condition which existed prior to the date of the Original Lease (i.e., the condition which existed prior to the date that any work in connection with the Expansion Improvements was commenced at the Project), and repair any damage to the Project or Initial Expansion Premises as a result of such restoration.

         (c) The Expansion Termination Option shall automatically terminate and become null and void upon (i) the failure of Tenant to timely or properly exercise the Expansion Termination Option; or (ii) Tenant's right to possession of the Expansion Premises being terminated prior to the exercise of the Expansion Termination Option.

         (d) Notwithstanding the length of the amortization period set forth in paragraph 8(a)(iii) above with respect to the Expansion Termination Fee,
Article 36(a)(iii) of the Lease shall be amended to provide that the length of the amortization period with respect to the "Termination Fee" shall be seven (7) years, commencing on the Commencement Date and expiring on the seven (7) year anniversary of the Commencement Date.

         9. PARKING. Commencing on the Expansion Premises Commencement Date, the number of unreserved parking passes which Tenant is entitled to use within the Project's parking structure shall be increased by sixteen (16) passes, and after the Second Must Take Commencement Date, the number of unreserved parking passes shall be increased by an additional fifty-nine (59) passes [total increase of 75 passes]. The use of such additional passes shall be subject to the terms of the Original Lease, including without limitation, Articles 1.I and 23 of the Original Lease.

         10. "AS-IS." (a) Except as provided in Section 10(b) below, and except for any latent defects and minor punch-list items, the Expansion Premises shall be delivered to Tenant as of the Expansion Premises Commencement Date in its "as-is, where-is condition", with all faults.

         (b) In addition to the Tenant Improvement Allowance under Exhibit "D" of the Original Lease, Tenant shall be entitled to a one-time tenant improvement allowance (the "Expansion Allowance") in the amount of $383,275.00 (based on $25.00 per usable square foot of the Expansion Premises) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Expansion Premises (the "Expansion Improvements"). The Expansion Improvements shall include, without limitation, the installation of (i) the Network Room (defined in paragraph 12 below) in the Initial Expansion Premises, and (ii) the HVAC Unit (defined in paragraph 12 below). In no event shall Landlord be obligated to make disbursements pursuant to this provision in a total amount which exceeds the Expansion Allowance. Subject to the following exceptions, the Work Letter Agreement attached to the Original Lease shall apply to the construction of the Expansion Improvements with full force and effect:

             (i) The second sentence of Section 2.1 of the Work Letter Agreement shall not apply to the construction of the Expansion Improvements;

             (ii) The terms "Tenant Improvement Allowance" and "Tenant Improvements" in the Work Letter Agreement shall be replaced with the terms "Expansion Allowance" and "Expansion Improvements", respectively (as such terms are defined above);

         (iii) The reference to $3,996.73 in Section 2.2 of the Work Letter shall be replaced with "$2,299.65";

         (iv) Section 4.1 of the Work Letter shall be modified to provide that the "Contractor" shall be Silagi Development; and

         (v) Landlord shall pay Tenant up to an amount equal to (y) the sum of the Tenant Improvement Allowance plus the Expansion Allowance (collectively, the "Total Allowance") less (z) the total amount spent for the costs relating to the initial design and construction of the Tenant Improvements and Expansion Improvements (the "FF&E Allowance"). The FF&E Allowance shall be used to compensate Tenant for Tenant's actual out-of-pocket costs paid to third-parties for (i) the purchase and installation of any furniture, fixtures and equipment in the Premises, and
(ii) telephone and data cabling installation and hook-up in the Premises. Such payment shall be made by Landlord to Tenant within a reasonable period of time following a written request therefor from Tenant to Landlord, provided that Tenant has performed all of its obligations under the Lease up to and including the date of the proposed payment, and provided Tenant has delivered to Landlord invoices from such third-parties covering items included in Tenant's request for payment. Any such payment by Landlord hereunder shall be applied against the Total Allowance. Tenant shall be entitled to a rental credit in the event that the FF&E Allowance exceeds the actual out-of-pocket costs paid by Tenant in connection with the items referenced above.

         11. BUILDING SIGNAGE. Subject to the approval of all necessary governmental or regulatory agencies with jurisdiction over the Project, and provided (a) Original Tenant directly leases from Landlord and occupies at least two (2) of the three (3) floors of the Project, and (b) Original Tenant is not in default under the Lease, after the expiration of applicable notice and cure periods, Original Tenant (and not any assignee, sublessee, or other transferee of the Original Tenant's interest in the Lease) shall have the right to install one (1) sign in the lobby of the Project identifying Original Tenant (the "Lobby Signage"), the size, location, method of attachment, design and all other aspects of said signage to be subject to the approval of Landlord. Original Tenant shall be solely responsible for all costs incurred in connection with the purchase and installation of said Lobby Signage. Original Tenant shall furthermore be solely responsible for all costs associated with maintaining, operating or otherwise repairing said Lobby Signage. At the expiration or earlier termination of the Lease, or in the event the conditions precedent to the grant of said Lobby Signage to Original Tenant are no longer satisfied, Original Tenant shall remove said signage, at its sole expense, and repair any damage to the Project or otherwise caused by said removal.

         12. PROJECT SERVICES. Landlord hereby acknowledges and agrees that Tenant, at Tenant's expense, is installing a computer network room ("Network Room") within the Initial Expansion Premises that will house computers and other equipment that will demand a greater use of electric current than normal, and Landlord hereby consents to the placement of such equipment within the Initial Expansion Premises. All plans and specifications relating to the Network Room shall be subject to approval by Landlord and the Network Room shall be constructed in accordance with the terms of the Work Letter Agreement, as modified by paragraph 10 above.

         The parties hereby acknowledge and agree that the Network Room will be separately metered, at Tenant's expense, and that Tenant shall pay the costs of any electric current consumed therein. The parties also hereby acknowledge and agree that the Network Room and Tenant's customer care area will be monitored and cooled by a separate air conditioning and heating package unit, (the "HVAC Unit"), the operating costs of which shall be separately metered and paid by Tenant.

         13. ORIGINAL LEASE DELETION. Article 32 of the Original Lease is hereby deleted in its entirety and shall be of no further force and effect.

         14. ASSIGNMENT/SUBLETTING. The last paragraph of Article 15 of the Original Lease is hereby amended to provide that Landlord shall have no right to terminate the Lease pursuant to said paragraph as a result of any request by Tenant to sublease all or any portion of the Second Must Take Space for a term not exceeding the end of the eighteen (18) month period immediately following the date of this Amendment.

         15. ESTOPPEL. Tenant warrants, represents and certifies to Landlord, to the best of Tenant's actual knowledge, that as of the date of this Amendment, (a) Landlord is not in default under the Lease, and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due.

         16. BROKERS. Tenant and Landlord each represents and warrants to the other that, other than Grubb & Ellis, it has not dealt with any other broker with respect to this Amendment. If Tenant or Landlord has dealt with any other broker, Tenant or Landlord, as applicable, shall be solely responsible for the payment of any fees due said person or firm and Tenant or Landlord, as applicable, shall protect, indemnify, hold harmless and defend the other from any liability in respect thereto.

         17. AUTHORITY. Tenant has full power and authority to enter into this Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.

         18. LEASE IN FULL FORCE. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain in full force and effect and Tenant hereby ratifies the Original Lease, as amended hereby.

         IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

"LANDLORD"                               "TENANT"

ARDEN REALTY LIMITED                   NETZERO, INC., a California corporation
PARTNERSHIP, a Maryland limited
partnership
                                       By:    /s/ Andrea L. Roschke
By: ARDEN REALTY, INC.                 Name:  Andrea L. Roschke
      a Maryland corporation           Title: V.P. Acctg./Admin.
      Its: Sole General Partner

                                       By:    /s/ Stacy Haitsuka
     By:   /s/ Victor J. Coleman       Name:
           VICTOR J. COLEMAN           Title:_______________________
           Its: President and COO


    By:    /s/ Andrew J. Sobel
           ANDREW J. SOBEL
    Its:   Exec. V.P. and Assistant
           Secretary